News Release
Contacts:
Media:
Paul Rosengren: 973-430-5911
Investors:
(Exelon) Joyce Carson: 312-394-3441
(PSEG) Sue Carson: 973-430-6565
NJ OAL Hearing Extended 30 Days
Will allow additional market power analysis by PJM
NEWARK, NJ (Feb. 8, 2006) — Exelon Corporation and Public Service Enterprise Group (PSEG) announced today that hearings at the New Jersey Office of Administrative Law (OAL) for the proposed merger of the two companies, currently pending at the New Jersey Board of Public Utilities (NJBPU), have been extended 30 days. The extension will allow for a full discussion of the PJM Market Monitor’s analysis of asset sales by the companies, and the impact that those sales would have on market power. Hearings are now expected to conclude on March 27, 2006, but that date could be adjusted depending on the ability of the Market Monitor to respond to additional requests.
Scheduled dates for the New Jersey Administrative Law Judge’s initial decision and the final order from the NJBPU will be extended, but firm dates have not been set. Exelon and PSEG now expect the completion of all regulatory reviews and close of the merger to be pushed into the third quarter, although the merger could close earlier if a settlement is reached and accepted by the NJBPU.
“While we’re disappointed with the schedule delay, we fully appreciate the need to satisfactorily address market power concerns raised by the proposed merger,” said Elizabeth A. Moler, executive vice president, Exelon. “Both Exelon and PSEG continue to look forward to a timely completion of the merger.”
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Although Exelon and PSEG believe that the expectations as to the timings of the regulatory proceedings described above are reasonable, no assurances can be given as to the timing of the receipt of any required regulatory approval or that all required approvals will be received.
Exelon Corporation is one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.2 million customers in northern Illinois and Pennsylvania and gas to more than 460,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.
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Public Service Enterprise Group (PSEG) (NYSE:PEG) is a publicly traded diversified energy company with annual revenues of more than $12 billion, and three principal subsidiaries: PSEG Power, one of the largest independent power producers in the U.S.; Public Service Electric and Gas Company (PSE&G), New Jersey’s oldest and largest energy distribution utility company; and, PSEG Energy Holdings, a holding company for other non-regulated energy businesses.
Forward-Looking Statements
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include risks associated with the proposed merger of Exelon and PSEG that are included in the joint proxy statement/prospectus that Exelon filed with the SEC pursuant to Rule 424(b)(3) on June 3, 2005 (Registration No. 333-122704). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this release. Exelon and PSEG do not undertake any obligation to publicly release any revision to the forward-looking statements to reflect events or circumstances after the date of this release.